AMENDED AND RESTATED

FORETHOUGHT VARIABLE INSURANCE TRUST
OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the 10th day of September, 2013, as amended February 11, 2014, March 12, 2014, February 6, 2015, April 8, 2015, April 27, 2015, April 28, 2016 and  August 16, 2016 by and between FORETHOUGHT VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of each fund listed in Appendix A, (each a “Fund” and collectively the “Funds”) each a series of the Trust, and the Advisor of such Funds, Global Atlantic Investment Advisors, LLC (formerly Forethought Investment Advisors, LLC prior to March 30, 2016) (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor has been appointed the investment adviser to each Fund pursuant to an Investment Advisory Agreement between the Trust (on behalf of each series of the Trust) and the Advisor dated as of the 2nd day of January, 2014 as amended through August 16, 2016  (the “Investment Advisory Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Advisor hereby agrees to limit the Funds’ current Operating Expenses to an annual rate, expressed as a percentage of the Funds’ average annual net assets, to the amounts listed in Appendix A (the “Annual Limit”). In the event that the current Operating Expenses of the Funds, as accrued each month, exceed its Annual Limit, the Advisor will pay to that Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund and including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-l fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes or extraordinary expenses such as litigation.

3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement in future years on a rolling three year basis, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A.

4. Term. This Agreement shall become effective on the date first above written and shall remain in effect until at least April 30, 2017 for each Fund listed on Appendix A, except with respect to Global Atlantic Wilshire Dynamic Conservative Allocation Portfolio, Global Atlantic Wilshire Dynamic Global Allocation Portfolio, Global Atlantic Wilshire Dynamic Growth Allocation Portfolio and Global Atlantic Wilshire Moderate Allocation Portfolio for which this Agreement shall remain in effect until at least February 28, 2018 unless sooner terminated as provided in Paragraph 5 of this Agreement, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of one or more Funds, upon sixty (60) days’ written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate, with respect to any Fund listed in Appendix A if the Investment Advisory Agreement for such Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for such Fund. Termination of this Agreement with respect to one Fund will not automatically terminate the agreement with respect to any other Fund.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

Forethought Variable Insurance Trust on behalf of each Fund		Global Atlantic Investment Advisors, LLC

By:	/s/Robert Arena	By:	/s/Eric Todd
Name: Robert Arena		Name: Eric Todd
Title: President		Title: President

Appendix A

Fund(1)	Operating Expense Limit

Global Atlantic American Funds® Managed Risk Portfolio	0.86%
Global Atlantic BlackRock Global Allocation Managed Risk Portfolio	0.57%
Global Atlantic Balanced Managed Risk Portfolio	0.91%
Global Atlantic Select Advisor Managed Risk Portfolio	0.63%
Global Atlantic Wellington Research Managed Risk Portfolio	1.20%
Global Atlantic Franklin Dividend and Income Managed Risk Portfolio	1.08%
Global Atlantic Moderate Growth Managed Risk Portfolio	0.91%
Global Atlantic Growth Managed Risk Portfolio	0.91%
Global Atlantic Goldman Sachs Dynamic Trends Allocation Portfolio	1.16%
Global Atlantic PIMCO Tactical Allocation Portfolio	1.14%
Global Atlantic Wilshire Dynamic Conservative Allocation Portfolio	0.75%
Global Atlantic Wilshire Dynamic Global Allocation Portfolio	0.75%
Global Atlantic Wilshire Dynamic Growth Allocation Portfolio	0.75%
Global Atlantic Wilshire Dynamic Moderate Allocation Portfolio	0.75%

(1)  Prior to April 29, 2016 the Funds were known as follows:

FVIT American Funds® Managed Risk Portfolio

FVIT BlackRock Global Allocation Managed Risk Portfolio

FVIT Balanced Managed Risk Portfolio

FVIT Select Advisor Managed Risk Portfolio

FVIT Wellington Research Managed Risk Portfolio

FVIT Franklin Dividend and Income Managed Risk Portfolio

FVIT Moderate Growth Managed Risk Portfolio

FVIT Growth Managed Risk Portfolio

FVIT Goldman Sachs Dynamic Trends Allocation Portfolio

FVIT PIMCO Tactical Allocation Portfolio

FVIT Wilshire Dynamic Conservative Allocation Portfolio

FVIT Wilshire Dynamic Global Allocation Portfolio

FVIT Wilshire Dynamic Growth Allocation Portfolio

FVIT Wilshire Dynamic Moderate Allocation Portfolio